UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) February 28, 2010
REGENT COMMUNICATIONS, INC.

(Exact Name of Registrant as Specified in Its Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

000-29079	31-1492857

(Commission File Number)	(IRS Employer Identification No.)

2000 Fifth Third Center, 511 Walnut Street, Cincinnati, Ohio	45202

(Address of Principal Executive Offices)	(Zip Code)
(513) 651-1190

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement.
          On February 28, 2010, Regent Communications, Inc. (the “Company”) and its subsidiaries entered into a Restructuring Support Agreement (the “RSA”) with certain lenders holding more than two-thirds of the Company’s debt obligations under its Credit Agreement dated November 21, 2006, as amended. The RSA contemplates the lenders will support a pre-arranged Plan of Reorganization (the “Plan”) upon commencement by the Company and its subsidiaries of a proceeding under Chapter 11 of the U.S. Bankruptcy Code. As part of the RSA, current senior debt holders have agreed to exchange their interests in the Company’s secured debt into 100% of the new common equity of the Company, $95 million of new senior secured loans and $25 million of new unsecured loans. Current holders of the Company’s common stock would receive a cash distribution of $0.128 per share following the effective date of the Plan contemplated by the RSA, and their shares would be extinguished. Unsecured creditors would be paid in full.
          The foregoing is qualified in its entirety by reference to the RSA, the form of which is attached hereto as Exhibit 10.1.
Item 1.03 Bankruptcy or Receivership.
          On March 1, 2010 the Company and its subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code with the U.S. Bankruptcy Court for the District of Delaware. The Debtors will continue to operate their businesses as debtors-in-possession under the jurisdiction of the Court and in accordance with applicable provisions of the U.S. Bankruptcy Code. On the petition date the Debtors filed customary first-day motions with the Court, including a motion to have the case jointly administered.
Section 2 Financial Information

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
          The filing of the bankruptcy petitions described above in Item 1.03 constituted an event of default under the Company’s Credit Agreement. As a result of these events of default, all amounts due under the Credit Agreement became immediately due and payable. As of February 28, 2010, the aggregate amount of the accelerated financial obligations under the Credit Agreement and related swap arrangements was approximately $205 million. The bankruptcy petitions may also result in defaults and acceleration under certain leases and other instruments of indebtedness. The ability of the creditors to seek remedies to enforce their rights under the Credit Agreement, or other agreements is automatically stayed as a result of the filing of the bankruptcy cases, and the creditors’ rights of enforcement are subject to the applicable provisions of the U.S. Bankruptcy Code.

Section 8 Other Events
Item 8.01 Other Events.
          On March 1, 2010, the Company issued a press release announcing the commencement of the Debtors’ bankruptcies. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.
Section 9 Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits

Exhibit	Description

10.1	Form of Restructuring Support Agreement

99.1	Press Release dated March 1, 2010

99.2	Letter to Vendors

99.3	Letter to Advertisers

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, Regent Communications, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 1, 2010	REGENT COMMUNICATIONS, INC.
	By:	/s/ WILLIAM L. STAKELIN
William L. Stakelin, President and Chief Executive Officer

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